Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC.
REPORTS THIRD QUARTER 2010 RESULTS
Growth in Earnings, Core Deposits and Capital
Bridgehampton, NY — October 25, 2010, Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the third quarter of 2010. Highlights for the quarter include:
•	Net income of $2.4 million or $.38 per share, 3% higher than the comparable 2009 period.
•	Returns on average assets and equity of .94% and 15.58%, respectively.
•	Net interest income of $9.4 million, with a net interest margin of 4.09%.
•	Total assets exceeded $1 billion at September 30, 2010.
•	Deposits increased to $926.2 million, 21% higher than the third quarter of 2009.
•	Loan growth of 7% from year end levels, with loans totaling $480.0 million.
•	Strong liquidity with higher levels of securities, and a net loan to deposit ratio of 51%.
•	Continued solid asset quality metrics with an increased allowance for loan losses.
•	Tier 1 Capital increased by $20.8 million or 36%, from September 2009.
•	Opened the Bank’s 18th branch, in Patchogue, New York.
•	Declared a quarterly dividend of $.23 per share.
“We benefited from growth in revenues as success in our existing and new markets provided opportunities to add customers and develop relationships. These new relationships provided the funding and growth opportunities to increase assets to over $1 billion at September 30th. Revenue gains were however, offset by the recurrent themes of lower loan demand, an historically low interest rate environment and high credit and regulatory costs,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.
“Our current performance, despite the myriad of challenges facing our economy and industry, demonstrates our underlying fundamental strength. However, we remain cautious as we manage through a still weak economy characterized by lackluster job creation, a fragile housing recovery and the consequences, both intended and unintended, of attempts to reverse the country’s course. There is also the specter and undetermined impact financial, and otherwise, of recently passed financial legislation,” continued Mr. O’Connor.
Net Earnings and Returns
Net income for the quarter ended September 30, 2010 was $2.4 million or $.38 per share, compared to $2.3 million or $.37 per share, for the same period in 2009. The net income increase reflects higher net interest income and non interest income, and lower credit costs, partially offset by higher operating expenses associated with new branches, expanded support functions and higher FDIC insurance costs.
Net interest income increased compared to the quarter ended September 30, 2009, although margins were impacted by historically low market rates and a higher concentration of securities holdings. The increase in average deposits of $168.0 million primarily funded lower yielding securities, which grew $126.1 million, while net loans increased only $28.9 million from the comparable 2009 quarter. The net interest margin of 4.09%, was lower than 2009, but still above peer levels with earning assets yielding 4.90%, and an overall funding cost of .82%. “We continue to execute on our strategy of cautiously investing core deposit growth and managing our overall balance sheet for the eventuality of higher market interest rates,” noted Mr. O’Connor.
The coverage ratio of the allowance for loan losses to loans increased to 1.62% reflecting the current quarter’s provision for loan losses of $.6 million. Non interest income increased $0.1 million due to higher title and customer service fee income. Higher operating expenses included costs related to branch expansion, technology, FDIC insurance, risk management and other support and administrative functions. Net income for the nine months ended September 30, 2010 increased to $6.8 million or $1.07 per share, compared to $6.6 million or $1.05 per share in the prior year.
“Our decisions relating to liquidity, security portfolio management, expansion and lending have remained consistent during this economic cycle, as we balance our risks, short term opportunities and long term objectives. We’ve taken a conservative view on balance sheet management and capital focusing on increasing stable core deposits, actions consistent with our Company’s historic focus and approach,” commented Mr. O’Connor.
Balance Sheet and Asset Quality
Total assets grew to $1.04 billion at September 30, 2010, representing a 21% increase over the September 2009 level of $854.5 million. Over the same period, investment securities increased $140.7 million, while net loans grew by approximately $38.4 million. The securities purchased were principally shorter term government guaranteed securities and obligations of local municipalities.
Notwithstanding the overall weak economic conditions and continued negative industry trends, asset quality remained relatively strong. Non-performing loans were $8.9 million at September 30, 2010, compared to

$8.2 million at June 30, 2010 and $5.9 million at December 31, 2009. This increase relates primarily to one $2.1 million relationship representing loans secured by first mortgage liens on real estate with recently appraised values aggregating $9.3 million. The majority of the other non-performing loans are previously restructured relationships with borrowers continuing to make payments in compliance with the modified terms. The $2.6 million provision for loan losses, partially offset by net charge-offs of $.9 million for the nine months ended September 30, 2010, increased the allowance for loan losses to $7.8 million, representing a ratio of allowance to total loans of 1.62% at September 30, 2010, compared to 1.35% at year end and 1.25% at September 30, 2009.
Deposits ended the quarter at $926.2 million, an increase of $160.8 million or 21% over September 30, 2009, with both new and existing markets contributing to core deposit growth. This growth continues to fund the expansion of interest earning assets, with these lower cost funds contributing to a strong margin. Demand deposits were $250.6 million at September 30, 2010, 18% higher than September 30, 2009.
“Following last year’s successful openings, we’ve opened three new branches this year, Center Moriches, Patchogue and in October, Deer Park, our 19th location. These expansion efforts built around seasoned professionals with strong community connections, provide a platform for growth and we intend to concentrate our efforts on delivering our brand of community banking to these markets,” stated Mr. O’Connor.
Stockholders’ equity grew to $66.2 million at September 30, 2010, reflecting continued earnings growth, and a positive market valuation on investment securities. The Company’s Tier 1 capital, including the positive effects of the convertible trust preferred securities, increased to $78 million or 36% higher than the September 2009 level. The Company’s capital ratios continue to exceed all regulatory minimums to be classified as well capitalized. “One positive aspect of the financial reform legislation was the clarification on certain forms of capital. Based on our size and timing of issuance, our trust preferred securities were “grandfathered” into the legislation and remain an effective form of capitalization,” commented Mr. O’Connor.
Opportunities & Challenges
“Locally many customers, citing great summer weather and renewed optimism, reported improvement in their businesses in 2010. However, more broadly, great uncertainty remains on the breath of economic recovery and its sustainability. Job growth is anemic, and unemployment and under employment remains stubbornly high. The housing market continues down an uncertain path, impacted by foreclosure moratoriums, mortgage availability and uncertainty regarding past and future government initiatives. There is also talk of new initiatives as well as the use of unconventional stimulus to revive the economy and create the needed jobs. Finally, we have the new financial reform legislation representing a framework to be clarified with a myriad of new rules and regulations, not yet completed. Although it is still early, indications are the impacts will be significant and compliance may be costly. We will need to devote substantial time and resources to assess the impact on us and develop a framework for compliance.
“We balance these global issues, with the realities of the local markets to identify strategic initiatives, provide guidance on capital deployment and determine investment decisions. However, the longer term mission, focusing on the customer and serving our communities has been successful for over 100 years and, transcends these shorter term concerns. This has allowed us to manage through the uncertain, and at times, difficult environment and deliver strong financial results and returns to our shareholders,” said Mr. O’Connor.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1 billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Suffolk County, operates 19 retail branch locations. Through this network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the subsidiary, Bridge Abstract and investments through Bridge Investment Services.
The Bridgehampton National Bank has a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
Please see the attached tables for selected financial information.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects, “ “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	September 30,	December 31,	September 30,
	2010	2009	2009
ASSETS
Cash and Cash Equivalents	$26,396	$34,147	$36,732

Securities Available for Sale, at Fair Value	346,590	306,112	291,308
Securities Held to Maturity	147,981	77,424	62,534

Total Securities	494,571	383,536	353,842

Securities, restricted	1,219	1,205	1,205

Loans	480,020	448,038	439,317
Less: Allowance for Loan Losses	(7,792)	(6,045)	(5,485)

Loans, net	472,228	441,993	433,832

Premises and Equipment, net	23,668	21,306	20,568
Accrued Interest Receivable and Other Assets	18,461	15,070	8,367

Total Assets	$1,036,543	$897,257	$854,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$250,623	$212,137	$213,121
Savings, NOW and Money Market Deposits	527,908	440,447	391,853
Other Time Deposits	77,362	67,553	75,359
Certificates of Deposit of $100,000 or more	70,356	73,401	85,101

Total Deposits	926,249	793,538	765,434

Federal Funds Purchased and Repurchase Agreements	17,094	15,000	15,000
Junior Subordinated Debentures	16,002	16,002	—
Other Liabilities and Accrued Expenses	11,000	10,862	12,489

Total Liabilities	970,345	835,402	792,923

Total Stockholders’ Equity	66,198	61,855	61,623

Total Liabilities and Stockholders’ Equity	$1,036,543	$897,257	$854,546

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	13.8%	14.5%	11.8%
Tier 1 Capital (to risk weighted assets)	12.6%	13.4%	10.7%
Tier 1 Capital (to average assets)	7.8%	8.6%	7.0%

Asset Quality
Non-performing loans	$8,926	$5,891	$5,953
Real estate owned	—	—	—

Non-performing assets	$8,926	$5,891	$5,953

Non-performing loans/Total loans	1.86%	1.31%	1.36%
Allowance/Non-performing loans	87.30%	102.61%	92.14%
Allowance/Total loans	1.62%	1.35%	1.25%

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest Income	$11,377	$10,727	$33,132	$32,614
Interest Expense	1,937	1,916	5,907	5,791

Net Interest Income	9,440	8,811	27,225	26,823
Provision for Loan Losses	600	900	2,600	3,200

Net Interest Income after Provision for Loan Losses	8,840	7,911	24,625	23,623

Other Non Interest Income	1,429	1,339	3,784	3,554
Title Fee Income	244	226	817	586
Net Securities Gains	—	—	1,303	529

Total Non Interest Income	1,673	1,565	5,904	4,669

Salaries and Benefits	4,111	3,614	11,926	10,714
FDIC Assessments	343	310	917	1,265
Other Non Interest Expense	2,603	2,140	7,814	6,624

Total Non Interest Expense	7,057	6,064	20,657	18,603

Income Before Income Taxes	3,456	3,412	9,872	9,689
Provision for Income Taxes	1,074	1,092	3,111	3,137

Net Income	$2,382	$2,320	$6,761	$6,552

Basic Earnings Per Share	$0.38	$0.37	$1.07	$1.05

Diluted Earnings Per Share	$0.38	$0.37	$1.07	$1.05

Selected Financial Data:

Return on Average Total Assets	0.94%	1.12%	0.95%	1.08%
Return on Average Stockholders’ Equity	15.58%	16.07%	15.28%	15.64%
Net Interest Margin	4.09%	4.63%	4.21%	4.80%
Operating Efficiency	61.40%	56.89%	62.82%	58.43%
Operating Expense as a % of Average Assets	2.77%	2.93%	2.90%	3.05%